Exhibit (h)(6)

7 BASIS POINT EXPENSE CONTRACT

between

FIDELITY CONCORD STREET TRUST

SPARTAN EXTENDED MARKET INDEX FUND:

Fidelity Advantage Class

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 7 Basis Point Expense Contract, dated as of October 1, 2005, as amended July 31, 2011 (the "Agreement"), is made and entered into by and between Fidelity Concord Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Spartan Extended Market Index Fund (the "Fund"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Manager").

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract, amended as of the date hereof (the "Management Agreement"), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder and to pay certain expenses of the Fund in return for an annualized 6 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Fidelity Advantage Class of the Fund (the "Fidelity Advantage Class") at a fixed annualized expense rate not to exceed 7 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Fidelity Advantage Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Fidelity Advantage Class, such that the ordinary operating expenses incurred by the Fidelity Advantage Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.07% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Fidelity Advantage Class.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Fidelity Advantage Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Fidelity Advantage Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY CONCORD STREET TRUST
on behalf of Spartan Extended Market Index Fund

	By	/s/Kenneth B. Robins
Kenneth B. Robins
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/JS Wynant
JS Wynant
Senior Vice President